Exhibit 5.1

PORTER, WRIGHT, MORRIS & ARTHUR LLP

41 South High Street

Columbus, Ohio 43215-6194

Telephone: 614/227-2000

Facsimile: 614/227-2100

May 8, 2014

Navidea Biopharmaceuticals, Inc.

5600 Blazer Parkway, Suite 200

Dublin, Ohio 43017

Ladies and Gentlemen:

We have acted as counsel to Navidea Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to: (1) the issuance and sale by the Company from time to time pursuant to Rule 415 promulgated under the Act (“Rule 415”) of shares of the Company’s common stock, $0.001 par value (“Common Stock”), shares of the Company's preferred stock, $0.001 par value ("Preferred Stock"), warrants to purchase shares of Common Stock ("Warrants"), subscription rights to purchase shares of Common Stock, shares of Preferred Stock, or other securities ("Subscription Rights"), or purchase contracts for the purchase or sale of shares of Common Stock, shares of Preferred Stock or other securities ("Purchase Contracts"), and units comprised of shares of Common Stock, shares of Preferred Stock, Warrants, Subscription Rights and Purchase Contracts ("Units," and hereinafter referred to with the Common Stock, Preferred Stock, Subscription Rights and Purchase Contracts as the “Primary Securities”), having an aggregate initial offering price of up to $100,000,000; and (2) the issuance and sale by the Company of up to 3,848,340 shares of Common Stock (“Warrant Shares”) pursuant to the exercise or exchange of currently outstanding warrants.

In connection with rendering the opinions set forth below, we have examined (i) the Registration Statement, including the exhibits filed therewith; (ii) the Amended and Restated Certificate of Incorporation of the Company, as amended; (iii) the Amended and Restated Bylaws of the Company, as amended; and (iv) authorizing resolutions and other actions of the Company that authorize and provide for the issuance of the Primary Securities and the Warrant Shares. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, and have considered such matters of law and fact, in each case as we have deemed appropriate to render the opinions contained herein. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company without investigation or analysis of any underlying data contained therein.

For the purposes of this opinion letter, we have assumed that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures (other than signatures on behalf of the Company) on each such document are genuine. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of the foregoing assumptions.

Our examination of law relevant to the matters covered by this opinion is limited to the federal laws of the United States and the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.   We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (i) any other laws, including the laws of the State of Delaware (except for its corporate laws); (ii) the laws of any other jurisdiction; or (iii) the law of any county, municipality or other political subdivision or local governmental agency or authority.  To the extent that laws other than the federal laws of the United States and the corporate laws of the State of Delaware govern, we have rendered our opinion with respect solely to the federal laws of the United States and the corporate laws of the State of Delaware, as applicable.

Assuming that (i) the Registration Statement will be effective and will comply with all applicable laws at the time the Primary Securities and Warrant Shares are offered or issued as contemplated by the Registration Statement; (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Primary Securities offered thereby and will comply with all applicable laws; (iii) all Primary Securities and Warrant Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement; (iv) the Company shall not have rescinded or otherwise modified any authorization of any such issuance of Primary Securities or Warrant Shares; (v) the Company shall remain at all times a corporation incorporated under the laws of the State of Delaware; (vi) the Company shall have reserved a sufficient number of shares of its duly authorized, but unissued, Common Stock as is necessary to provide for the issuance of the Primary Securities and the Warrant Shares directly pursuant to the Registration Statement; and (vii) the additional qualifications and other matters set forth below, it is our opinion that:

(1) When (i) the terms of an issuance and sale of the Primary Securities have been duly authorized and approved by all necessary action of the Company so as not to violate any applicable law, rule or regulation or result in a default under or a breach of any agreement or instrument binding upon the Company and so as to comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (ii) certificates for the Primary Securities have been duly executed, authenticated (if required), issued and delivered either (x) in accordance with any agreement or instrument binding upon the Company, upon payment of the consideration fixed therefore in accordance with the applicable definitive purchase, underwriting or similar agreement approved by all necessary action of the Company, or (y) upon conversion, exchange or exercise of any warrant instrument in accordance with the terms of such instrument providing for the conversion, exchange or exercise as approved by all necessary action of the Company, for consideration approved by all necessary action of the Company, the Primary Securities will be validly issued, fully paid and nonassessable.

(2) When issued and sold as contemplated in the Registration Statement, the prospectus for the offering, issuance and sale of the Warrant Shares, and in accordance with the outstanding warrants under which the Warrant Shares may be exercised or exchanged, the Warrant Shares will be validly issued, fully paid and nonassessable.

We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectuses forming a part thereof.

Very truly yours,

/s/ Porter, Wright, Morris & Arthur LLP

PORTER, WRIGHT, MORRIS & ARTHUR LLP